Exhibit 10.18

AMENDMENT NUMBER ONE TO BUSINESS FINANCING AGREEMENT

This AMENDMENT NUMBER ONE TO BUSINESS FINANCING AGREEMENT (this “Amendment”), dated as of June 1, 2018, is entered into by and between WESTERN ALLIANCE BANK, an Arizona corporation (“Lender”), and CAPSTONE TURBINE CORPORATION, a Delaware corporation (“Borrower”), with reference to the following facts:

A.	Borrower and Lender previously entered into that certain Business Financing Agreement, dated as of June 2, 2017 (the “Agreement”).
B.	Borrower and Lender desire to amend the Agreement in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

1.	Defined Terms. All initially capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.
2.	Amendment to Section 1.4(b). Section 1.4(b) of the Agreement is hereby amended in its entirety as follows:
(b)

At Lender’s option, Lender may either (i) transfer all Collections deposited into the Collection Account to Borrower’s Account, or (ii) apply the Collections deposited into the Collection Account to the outstanding Account Balance, in either case, (x) at the end of each day or (y) if Lender is unable to do so at the end of each day, then in no event later than within three business days of the date received; provided that (1) if at any time the Cash to Loan Ratio is less than 1.0 to 1.0, all Collections deposited into the Collection Account shall be applied to the outstanding Account Balance for so long as the Cash to Loan Ratio is less than 1.0 to 1.0 or such longer period of time that Lender may require in its sole and absolute discretion, and (2) upon the occurrence and during the continuance of any Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine.  Lender has no duty to do any act other than to apply such amounts as required above.  If an item of Collections is not honored or Lender does not receive good funds for any reason, any amount previously transferred to Borrower’s Account or applied to the Account Balance shall be reversed as of the date transferred or applied, as applicable, and, if applied to the Account Balance, the Finance Charge will accrue as if the Collections had not been so applied.  Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

3.	Amendments to Section 12.1. The following definitions set forth in Section 12.1 of the Agreement are hereby amended in their entirety as follows:

“Adjusted EBITDA” means net profit before tax plus interest expense, depreciation expense, amortization expense, stock-based compensation, changes in fair value of warrant liability or other intangibles, less cash distributions and/or cash dividends.

“Cash Collateral” means cash of Borrower in an amount not less than $6,000,000 maintained on deposit with Lender in a controlled account over which Borrower has no right to withdraw funds.

“Cash Management Sublimit” means $30,000.

“Credit Limit” means $15,000,000, which is intended to be the maximum amount of Advances at any time outstanding.

“Domestic Facility Fee” means a fee equal to 0.5% of the Credit Limit due upon the date of this Agreement and each anniversary thereof so long as any Advances are outstanding or available hereunder.

“Finance Charge Percentage” means a rate per year equal to (i) the Prime Rate plus 1.00 percentage points per annum with respect to Advances made under the Domestic Line of Credit, and (ii) the Prime Rate plus 1.00 percentage points per annum with respect to Advances made under the EXIM Line of Credit, and, in each case, plus an additional 5.00 percentage points per annum during any period that an Event of Default has occurred and is continuing.

“International Sublimit” means $500,000.

“Maturity Date” means June 2, 2021 or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

4.

Conditions Precedent to Effectiveness of Amendment.  The effectiveness of this Amendment is subject to and contingent upon the fulfillment of each and every one of the following conditions to the satisfaction of Lender:

(a)	Lender shall have received this Amendment, duly executed by Borrower;
(b)	Lender shall have received the required Cash Collateral;
(c)	Lender shall have received Borrower’s Resolutions to Borrow on Lender’s standard form, together with exhibits thereto;
(d)	no Event of Default or Default shall have occurred and be continuing; and
(e)

all of the representations and warranties set forth herein and in the Agreement shall be true, complete and accurate in all material respects (other than representations and warranties already qualified by materiality which shall be true and correct in all respects) as of the date hereof (except for representations and warranties which are expressly stated to be true and correct as of the date of the Agreement).

5.	Representations and Warranties. In order to induce Lender to enter into this Amendment, Borrower hereby represents and warrants to Lender that:
(a)	no Event of Default or Default is continuing;
(b)

all of the representations and warranties set forth herein and in the Agreement are true, complete and accurate in all material respects (other than representations and warranties already qualified by materiality, which shall be true and correct in all respects (except for representations and warranties which are expressly stated to be true and correct as of the date of the Agreement); and

(c)

This Amendment has been duly executed and delivered by Borrower, and the Agreement continues to constitute the legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.

6.

Counterparts; Electronic Execution.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment.  Delivery of an executed counterpart of this Amendment electronically shall be equally as effective as delivery of a manually executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment electronically also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

7.

Integration.  The Agreement as amended by this Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

8.

No Waiver.  The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default, whether or not known to Lender and whether or not existing on the date of this Amendment.

9.	Release.
(a)

Borrower hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. Borrower certifies that it has read the following provisions of California Civil Code Section 1542:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(b)

Borrower understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, Borrower acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.
10.	Reaffirmation of the Agreement. The Agreement as amended hereby and all other agreements, instruments and documents executed in connection therewith remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first hereinabove written.

CAPSTONE TURBINE CORPORATION,
a Delaware corporation

By:	/s/ Jayme Brooks
Name:	Jayme Brooks
Title:	CFO & CAO

[Signatures continue on the following page]

Amendment Number One to Business Financing Agreement

WESTERN ALLIANCE BANK,
an Arizona corporation

By:	/s/ Victor Le
Name:	Victor Le
Title:	SVP, Business Line Manager

Amendment Number One to Business Financing Agreement